Exhibit 1

                              SERVICES AGREEMENT
                              ------------------

            This Services Agreement (the "Agreement") dated as of May 24, 2011, by and between Leverage G&A Resources, LLC, a Texas limited liability company ("Provider"), and Huntleigh USA Corporation, a Missouri corporation ("Client") collectively, the "parties", and each individually, a "party".

                                   RECITALS
                                   --------

            WHEREAS, Provider is entering into the business of providing certain "back office" services to Client;

            WHEREAS, Provider desires to provide such services to Client; and

            WHEREAS, Client desires to purchase such services from Provider.

            NOW, THEREFORE, Provider agrees to provide such services to Client, and Client agrees to purchase such services from Provider, in accordance with the terms and conditions of this Agreement.

                                  ARTICLE 1.
                                 DEFINITIONS

      In addition to other terms defined in the preamble, the recitals and elsewhere in this Agreement, as used in this Agreement the following capitalized terms shall have the indicated meanings:

      "Additional Services" means the tasks, functions and projects outside the scope of the Resourced Services that Provider may provide to Client on terms to be mutually agreed upon and set forth in a Change Order.

      "Affiliate" means, with respect to a party, any entity at any tier that controls, is controlled by, or is under common control with that party. For purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise.

      "Agency Fees" means any fees, commissions or other amounts paid to an employment agency or search firms in the filling of the Provider Key Personnel positions.

      "Attestation" means the issuance of any Opinion, report, or other form of language which states or implies assurance as to the reliability of any financial information contained therein or as may be defined pursuant to any applicable Laws.

      "Base Charge" is defined on Exhibit 4.1.

      "Business Day" means any day other than Saturday, Sunday or a day on which commercial banks in Dallas, Texas are authorized or required to be closed.

      "Change" means any (i) increase, decrease, amendment or change of the Services, (ii) an increase or decrease of the Charges for the Services, but never less than the Base Charge or (iii) the addition of Additional Services, in each case pursuant to the Change Control Procedure.

      "Change Control Procedure" is the procedure described in Section 3.5.

      "Change Order" means a document documenting a Change in accordance with the Change Control Procedure.

      "Change Request" is defined in Section 3.5(a).

      "Charges" means the charges, fees and other amounts payable by Client to Provider for Services and Pass-Through Expenses (including the Provider Key Personnel Charge) as set forth in Exhibit 4.1, in Change Orders and as otherwise provided by this Agreement and "Charges" includes the Base Charge.

      "Client Assets" means the assets owned or used by Client to provide the Mirror Services to itself, and the Operating Services under this Agreement, including, on job location time clocks, computer hardware, servers, computer systems, Client Software, Client Intellectual Property, third party systems and facilities, including those assets identified in Exhibit 9.1.

      "Client Confidential Information" means Confidential Information of the Client and its Affiliates.

      "Client Contract Administrator" is defined in Section 5.1(b)

      "Client Data" is defined in Section 3.8(c).

      "Client Indemnified Parties" means Client, Client's Affiliates and its and their respective officers, directors, employees and representatives.

      "Client Intellectual Property" means Intellectual Property that is owned by Client.

      "Client Software" means any computer programs (including applications, utilities and operating systems software) or databases owned or licensed by Client or its Affiliate, and used by Client in connection with the Services under this Agreement including Ultipro.

      "Client Third Party Service Contracts" means all contracts between or among Client or any Affiliate of Client and any Third Party used by Client in connection with the provision of the Services or the Operating Services under this Agreement including those that may be entered into by Client or its Affiliate and a Third Party during the Term in connection with the Services or the Operating Services, including, without limitation, a payroll services agreement with Ceridian, a technology services agreement with Contego and a MAS 500 agreement with Rand.

Services Agreement                                                      Page 2
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      "Client TPSP's" means Client's third party service provider(s), whether one or more, that provide Operating Services on behalf of Client under the Client Third Party Service Contracts.

      "Commencement Date" means the date upon which the Provider commences providing the Resourced Services to the Client which is presently targeted to be August 1, 2011, but that date is subject to the successful and timely completion of the Migration Plan.

      "Confidential Information" is defined in Section 7.1.

      "Consent" means the required consent, approval or waiver of any Person including any of same that is required for any other Person to take a particular action that would otherwise violate the property or rights (including contract rights) of the first Person if such consent, approval or waiver were not granted or is otherwise required under the terms of any contract.

      "Contract Administrator" means the individual appointed by each party to act as such party's primary point of contact with the other party in dealing with each party's obligations under this Agreement.

"Covered Employee" means a Level One Employee and a Level Two Employee.

      "Derivative Work" means a work based on one or more preexisting works, including a condensation, transformation, expansion or adaptation, that, if prepared without authorization of the owner of the copyright of such preexisting work, would constitute a copyright infringement.

      "Dispute" is defined in Section 13.1.

      "Effective Date" is defined in Section 2.1.

      "Excluded Services" means (i) human resources, (ii) banking, (iii) operations, (iv) risk management, and (v) any other services that are not expressly included within the Resourced Services as described on Exhibit 3.1(a) or not expressly included within the Additional Services as described in any Change Order.

      "Intellectual Property" means patents, trademarks, service marks, copyrights, literary works or other works of authorship, design rights, know-how, software, documentation, computer programs, computer programming code (including source code and object code), computer program listings, machine-readable text and files, data bases, program tools, user manuals, data bases, trade secrets, inventions, internet domain name registrations, content contained on internet sites, designs, blueprints, reports, drawings, proprietary right or other intellectual property right or intangible asset or right to use or exploit any of the foregoing and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing, whether or not registered and including applications for registration of any of the foregoing.

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          "Laws" means all statutes, regulations, ordinances, orders, agency or court interpretations, or other actions of any governmental authority that are applicable to either party's performance under this Agreement or to the Services.

          "Level One Employees" means, with respect to the applicable party or its Affiliates, (i) all employees of such party or its Affiliates who are located at corporate offices during the Term or who provide corporate level services and functions during the Term and (ii) all general managers and operation managers of such party or its Affiliates who are on location in airports during the Term.

          "Level Two Employees" means, with respect to the applicable party or its Affiliates, all employees of such party or its Affiliates who are on location at airports other than general managers and operation managers of such party or its Affiliates.

          "Losses" means any and all actual losses, liabilities, damages, injuries, judgments, deficiencies, assessments, fines, penalties, awards, amounts paid in settlement, interest and reasonable attorneys' fees and expenses and court costs and reasonable accountants' fees and expenses and other costs and expenses suffered or incurred including any of the same incurred in the investigation or defense of any claim, demand, action, lawsuit, arbitration or other legal proceeding.

          "Management Committee" is defined in Section 5.1(d).

          "Migration Period" means the period commencing upon the Effective Date and ending on the Commencement Date.

          "Migration Plan" is defined in Section 3.1(b).

          "Mirror Services" means the services that are the same as the Resourced Services that the Client provided to itself during the 12 month period prior to the Commencement Date.

          "Operating Services" means the services and responsibilities to be provided by Client pursuant to this Agreement as set forth in Exhibit 3.1.

          "Opinion" means a statement or other form of language on a financial statement or report that purports to be expressed in accordance with any AICPA standards, as to the fairness of presentation of certain information that is used for guidance in financial transactions, for accounting, for assessing the status of the performance of an enterprise, or as to the reliability of any financial statements or information.

          "Pass-Through Expenses" is defined in Section 4.4(a).

          "Person" means any natural person, corporation, partnership, limited liability company, limited company, company, trust, association, unincorporated organization, governmental entity, or other legal entity.

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          "Project Staff" means any personnel, including the Provider Contract
Administrator, the Provider Key Personnel and the Provider Agents, who provide the Services on behalf of the Provider.

          "Provider Agents" is defined in Section 3.10.

          "Provider Confidential Information" means Confidential Information of the Provider and its Affiliates.

          "Provider Contract Administrator" is defined in Section 5.1(a).

          "Provider Indemnified Parties" means Provider, Provider's Affiliates and its and their respective officers, directors, employees and representatives.

          "Provider Intellectual Property" means Intellectual Property owned by the Provider.

          "Provider Key Personnel" means the individuals filling the job descriptions specified in Exhibit 5.2.

          "Provider Key Personnel Charge" means the total cost and expense incurred by the Provider with respect to the Provider Key Personnel for Agency Fees, compensation, salary, bonus, all employee benefits such as health insurance (including the self insured portions of any such benefits incurred by any of such Provider Key Personnel), vacation, paid time off, sick leave and any other employee benefits, plans and programs and the employer's share of all payroll taxes for the Provider Key Personnel payroll.

          "Resourced Services" means a task, function or project, as set forth in Exhibit 3.1, in the volume, and of the kind and quality delivered by Client prior to the Commencement Date.

          "Response" is defined in Section 3.5(a).

          "Senior Management" means a senior executive of Provider and a senior executive of Client.

          "Services" means any or all of Resourced Services, Additional Services and Termination Services, as the case may be.

          "Term" is defined in Section 2.2.

          "Termination Services" means the tasks, functions and projects Provider is to perform in anticipation of and following the termination or expiration of this Agreement that are requested by Client in order to achieve an orderly transfer of Services from Provider to Client or to Client's designee as set forth in Section 3.4.

          "Third Party" means any Person other than Client, Provider and their respective Affiliates.

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          "Third Party Action" means a claim, demand, action, lawsuit, arbitration or legal proceeding initiated, brought or commenced by a Third Party; and for the avoidance of doubt a "claim" or "demand" as used in the preceding clause does not require the initiation or pendency of an action, lawsuit, arbitration or legal proceeding before any court or arbitrator.

          "Transfer Taxes" means any federal or state and local sales, use, privilege, value added, excise, services taxes or similar tax however called or amounts in lieu thereof, however levied or assessed, that are due with respect to, or on account of, the Services or the Charges.

                                  ARTICLE 2.
                             CONDITIONS AND TERM

              2.1. Conditions to Effectiveness of Agreement. Even though this Agreement has been executed, this Agreement shall not become effective until the following condition shall have been met: all terms and conditions of, for and to the full funding of the senior revolving credit loan facility (the "Senior Facility") between Client and Newstar Business Credit, LLC ("Newstar") have been fully satisfied or waived and Newstar has actually funded the initial loan proceeds of the Senior Facility. Once this condition has been met, the Client shall certify that fact to the Provider in writing and without qualification and the date upon which such written certification has been received by Provider is referred to herein as the "Effective Date". If the Effective Date shall not have occurred by June 15, 2011 (the "Drop Dead Date"), then this Agreement shall automatically become null and void unless Provider and Client agree in writing to extend the Drop Dead Date.

              2.2. Term of the Agreement. This Agreement shall become effective as of the Effective Date and shall continue until the second (2nd) anniversary of the Commencement Date at which time this Agreement will terminate unless terminated earlier in accordance with this Agreement; provided that if the Client is not in default of this Agreement, the Client may notify Provider at least six (6) months prior to the second (2nd) anniversary of the Commencement Date of Client's desire to extend the duration of this Agreement for a period of one (1) year in which case both parties will negotiate in good faith the terms of such extension. As used herein "Term" means the actual term of this Agreement after taking into account any early termination of this Agreement or any extension of this Agreement and including the time during which Termination Services are being delivered to the Client.

                                  ARTICLE 3.
                                   SERVICES

         3.1.   In General.

      (a) The Resourced Services. Beginning on the Commencement Date and continuing as provided in this Agreement, Provider shall be the provider of the Resourced Services to Client. The Resourced Services are set forth on
Exhibit 3.1(a). In order for the Provider to timely render the Resourced Services, Client shall timely render the Operating Services as set forth on
Exhibit 3.1(a). Provider shall provide information to enable Client to understand how

Services Agreement                                                      Page 6
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Provider provides Services sufficient to enable Client to effectively render the Operating Services. The responsibilities of Provider and Client with respect to the Services and the Operating Services are set forth in this Agreement, any Change Order and the Exhibits hereto and thereto. The Provider shall not provide any Excluded Services and shall have no obligations or responsibilities with respect to any Excluded Services.

      (b) Migration Period. During the Migration Period, the parties shall work together pursuant to the Migration Plan in the form attached as Exhibit 3.1(b) ("Migration Plan") to migrate from Client to Provider the tasks and functions to be performed by Provider as the Resourced Services.

         3.2. Service Levels. Provider shall provide the Resourced Services to Client at service levels that are substantially the same service levels as the Provider's parent company provides to itself. Client shall provide the Operating Services in a manner to enable Provider to deliver the Resourced Services to Client as required by the preceding sentence.

         3.3. Additional Services. Client may request pursuant to the Change Control Procedure that Provider provide Additional Services. If Client requests Additional Services, the parties shall negotiate in good faith a Change Order, including the scope of the Additional Services and the Charges for the Additional Services.

         3.4.  Termination Services.

      (a) Subject to the provisions of Section 3.4(c), upon receiving from Client, at least two (2) months prior to the expiration or termination date of this Agreement, a Change Request requesting Termination Services, Provider shall provide the Termination Services to be set forth in a Change Order to be negotiated by the parties in good faith which Termination Services may include
(i) assisting Client in developing and implementing a detailed task list and migration plan for migrating the Services to Client or Client's designee, (ii) returning to Client or destroying, as appropriate, all Client Confidential Information, books and records and certify that it has done so, provided, that Provider may retain a copy of Client Confidential Information, books and records to the extent required to comply with Laws, for internal audit purposes, and to establish or protect Provider's rights under this Agreement,
(iii) continuing to provide the Services for no more than three (3) months after the date of expiration or termination of this Agreement, (iv) reasonably cooperating with Client or Client's designee in the transfer of the Services to Client or Client's designee, and (v) providing any Additional Services set forth in the Change Order at Provider's hourly rates set forth in Exhibit 4.1.

      (b) Termination Services shall not include the transfer of any Provider Intellectual Property from Provider to Client, its Affiliates, or a Third Party except as otherwise provided in Section 6.2. Client shall be responsible for the cost and effort of obtaining any Consents from any Third Party necessary for any other Third Party to render services like the Services provided by Provider to Client, or for Client to obtain services like the Services provided by Provider after the expiration or termination of this Agreement.

Services Agreement                                                      Page 7
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      (c)   Client shall pay Provider for such Services (including Termination
Services) contemplated by this Section 3.4 in accordance with the Change
Order; provided, however, if Provider terminates this Agreement or suspends the provision of Services for Client's failure to make any payments under this Agreement, Client shall pay in advance for any such Services (including Termination Services) and any amounts due the Provider that are past due. If Provider terminates this Agreement for Client's breach of Sections 7.3 or 7.4, Provider shall not be obligated to provide Services (including Termination Services) pursuant to this Section 3.4 or otherwise.

         3.5.  Change Control.

      (a) Change Control Procedure. If either party wishes a change to the Services then being rendered or a change that requires additional resources of Provider, the requesting party's Contract Administrator shall submit a written proposal to the other party's Contract Administrator describing such desired change ("Change Request"). The receiving party's Contract Administrator shall review the Change Request and reject or accept the Change Request in writing within a reasonable period of time, but in no event more than thirty (30) days after receipt of the Change Request (the "Response"). In the event that one party submits a Change Request, the other party may not submit a Change Request addressing the same proposed Change until any Dispute regarding the first Change Request has been fully resolved. Further, in the event that the Change Request is rejected, the Response shall include the reason for rejection and, in the event that the Change Request is rejected by Provider, Provider shall wherever possible, suggest a viable, good faith alternative to the Change Request. It is understood and agreed that the Provider shall have the right to reject any Change Request that would result in the Charge for the Resourced Services being decreased below the amount set forth on Exhibit 4.1. Client and Provider shall negotiate in good faith to agree on a proposed Change, and its accompanying terms, within thirty (30) days after receipt of the Response. In the event that the Change Request is accepted, the parties shall mutually agree on the Change to be made in a Change Order. Except as provided in Section 3.5(b), the Change or additional terms and conditions (if any) shall be made only in a written Change Order signed by the Contract Administrator (or other authorized representative) of each of the parties.

      (b) Emergency Changes. No Change shall be implemented without Client's approval, except temporary Changes made on an emergency basis that are necessary to maintain the continuity of the Services. If the need for an emergency Change arises, either party's Contract Administrator (or other authorized representative) shall as soon as reasonably possible submit to the other party's Contract Administrator a Change Request for such Change and each party shall, subject to the other terms and conditions of this Agreement, use commercially reasonable efforts to implement such Change promptly. The parties shall thereafter agree, as soon as reasonably practicable, upon a Change Order regarding such emergency Change.

         3.6. No Accountancy. Notwithstanding anything set forth in this Agreement or any Exhibit hereto, in no event shall the Services include, or this Agreement be construed as requiring that Provider (i) perform any services reserved to a licensed or certified public accountant pursuant to the Law of any applicable jurisdiction ("Accountancy") or (ii) provide, or be deemed or construed to have provided, any Attestation or Opinion in connection with the

Services Agreement                                                      Page 8
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Services or with respect to any financial statements or disclosures made by
Client. Client acknowledges that (1) Provider is not licensed to practice Accountancy in any jurisdiction; (2) this Agreement does not require any Provider personnel to practice Accountancy; (3) no Provider personnel are licensed accountants or certified public accountants; and (4) Client shall retain sole responsibility for verifying or otherwise providing any Attestation or Opinion as to the reliability of any information contained in or derived from any Client or its Affiliates financial statements or disclosures. During the Term and upon reasonable notice and for a reasonable length of time during normal business hours, the Provider will make its employees available to meet with the Client and/or the Client's auditors to answer any questions or provide any information regarding matters related to the Client's or the auditor's review or examination of the Client's books for any reasonable business purpose, including for the purposes of the Client's meeting its reporting obligations to its senior lender.

         3.7. Reliance on Instructions. In performing its obligations under this Agreement, Provider will be entitled to rely upon routine instructions, authorizations, approvals or other information provided to Provider by Client's personnel, any of which may be verbal.

         3.8. Client's Responsibilities.

      (a) Operating Services. Client shall perform the Operating Services in accordance with this Agreement.

      (b) Client Standards. Client shall be solely responsible for establishing, maintaining, approving, and updating all the financial accounting standards, compliance with law standards, policies, practices, processes, procedures and controls and associated technology architectures, standards, products and systems associated with the performance and receipt of the Services (the "Client Standards"). Client may modify Client Standards from time to time after the Commencement Date pursuant to the Change Control Procedures.

      (c) Provision of Data and Information. Client shall provide, or cause Client TPSP's to provide, to Provider the financial and accounting data, information, materials, book, records and all other data (including historical data) necessary for Provider to perform the Services (collectively, the "Client Data"). Client shall answer each question of Provider promptly after receipt by Client of Provider's question and such answer shall be considered part of Client Data.

      (d) Accuracy of Client Data. Client shall be solely responsible for the accuracy and completeness of the Client Data and for the accuracy and completeness of the transmission to Provider of Client Data and Provider shall not be responsible for errors in or the delay or nonperformance of Provider's obligations under this Agreement caused or contributed to by the inaccuracy, incompleteness and/or failure to deliver the Client Data. Client shall promptly notify Provider in writing of all inaccuracies, insufficiencies or errors discovered by Client in the Client Data. Provider shall promptly notify Client in writing of all inaccuracies or errors discovered by Provider in the Client Data with the understanding that Provider has no obligation to review or otherwise check for any such inaccuracies or errors in the Client Data. Provider shall correct all such discovered inaccuracies and errors in the Client Data (i) to the extent such correction can be made using Provider's then-existing resource levels used to provide the Services at no additional

Services Agreement                                                      Page 9
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charge and (ii) to the extent additional Provider resources are necessary to make such corrections, then at the Provider's hourly rates set forth on
Exhibit 4.1.

         3.9. Dependencies. Provider and Client agree that the provision of Services shall be dependent upon the Operating Services that are provided to the Provider by the Client and the Client TPSP's. Provider and Client shall cooperate, and shall require the cooperation of their respective contractors, suppliers and licensors, in order to facilitate the provision of Services.

         3.10. Provider's Use of Contractors. Provider may engage consultants, agents or subcontractors (collectively, "Provider Agents") to perform any Service or any task or subtask within the Services; provided, however, that each such Provider Agent shall agree to be bound by the confidentiality provisions set forth in this Agreement. No performance of Services by a Provider Agent shall release Provider from responsibility for its obligations under this Agreement. Provider shall be responsible for the work and activities in connection with the Services of each of the Provider Agents, including compliance with the terms of this Agreement. Except as may otherwise be provided in a Change Order, Provider shall be responsible for all payments to the Provider Agents.

         3.11. Compliance with Law.

      (a) Client shall be solely responsible for the Services complying with all applicable Laws and shall be responsible to inform the Provider in writing if any of the Services, in Client's opinion, fail (or will fail) to comply with any applicable Laws as presently existing or as hereafter changed. If any of the Services, in Client's opinion, fail (or will fail) to comply with any applicable Laws as presently existing or as hereafter changed, Client shall promptly give notice to Provider of such failure or expected failure and the Change(s) in the Services required to correct such failure or expected failure (referred to as the "Remedial Changes"). All Remedial Changes shall be reflected in a Change Order to be negotiated in good faith by the parties which shall include any additional Charges if the Remedial Changes require Provider to expend any additional Provider resources in rendering the Services. Provider shall have no obligation regarding any Remedial Changes except to the extent reflected in such a Change Order. In no event shall Provider be obligated to provide any Service, and Provider shall not be liable for the failure to provide any Service, that would cause Provider to be in violation of any applicable Law.

      (b) If the Provider Contract Administrator should be of the belief that any of the Services are not in compliance with Law (it being understood that the Provider shall have no obligation to assess or determine whether the Services are in compliance with Law, but instead shall rely on Client's obligations under Section 3.11(a) ), then the Provider will advise the Client of its belief following which (i) the Provider's obligations to the Client under this Section 3.11(b) shall have been satisfied and (ii) the Client shall have the responsibility to make the determination whether or not such Services are in compliance with Law and what Remedial Changes are needed to be made to the Services to bring such Services into compliance with Law if necessary.

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         3.12. Backlog. Backlogs which exist on the Commencement Date are deemed acceptable by Client and represent Client's tolerance level for backlogs during the Term; provided that Client may request Provider to reduce such backlog pursuant to the Change Control Procedure.

         3.13. No-Comingling of Accounts. The parties agree that there shall be no comingling of funds of the parties and if either party should receive funds belonging to the other party, then (i) the receiving party shall immediately surrender the funds to the other party in the form received and
(ii) the parties shall take such actions if and as necessary to make sure that there is no re-occurrence.

                                  ARTICLE 4.
                             CHARGES AND PAYMENTS

         4.1. Charges. In consideration for all of activities of the Provider from and after the Effective Date and until the Commencement Date, Client shall pay to Provider the Charges as set forth in Exhibit 4.1. In consideration of Provider providing the Resourced Services, Client shall pay to Provider the Charges as set forth in Exhibit 4.1. Additional Services and Termination Services will be charged to Client at the Charges set forth in the applicable Change Order. Notwithstanding anything to the contrary contained in this Agreement (including Section 4.5) or any Exhibit attached hereto, the Base Charge is the minimum fee to be paid by the Client to the Provider from and after the Commencement Date and under no circumstance whether by the Change Order Procedure or otherwise shall the Base Charge be reduced even as a result of any reduction in the scope or volume of the Resourced Services.

         4.2. Payment Terms.

      (a) Invoice in Advance. Provider shall issue to Client on a monthly basis, in advance, an invoice for the Charges for the Services and other Charges and amounts due Provider hereunder and not previously invoiced. If the Provider fails to issue an invoice in advance or if the Client fails to receive an invoice, the Client shall nevertheless pay the Base Charge and the Provider Key Personnel Charge on the due dates as described on Exhibit 4.1.

      (b) Payments. All invoices submitted by Provider to Client are due and payable within fifteen (15) days after the Client's receipt of the invoice, subject to Client's right to withhold partial payment in the event of a good faith Dispute pursuant to Section 4.2(c); provided however that the Base Charge and the Provider Key Personnel Charge (part of the Pass-Through Expenses) are due and payable as provided on Exhibit 4.1 which does not require advance invoicing for these amounts. Any payment of an amount due the Provider under this Agreement that is not received by the Provider within two
(2) Business Days of the due date for such payment shall be considered late (each a "Late Payment"). Late Payments shall accrue interest from the due date at four and one-half percent (4.5%) per annum until paid. If Client fails to pay any Late Payment to Provider within seven (7) Business Days of its due date for payment, then Provider may, in addition to any other remedies available to it under this Agreement, immediately suspend performance of the Services as of the close of business on such

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seventh (7th) Business Day upon written notice to the Client; provided that if the Provider shall have already delivered to Client an advance notice of its intent to suspend the Services in accordance with the preceding clause with respect to any Late Payment, then no further notice of suspension of Services shall be necessary. CLIENT AGREES THAT IF PROVIDER SUSPENDS PERFORMANCE OF THE SERVICES OR TERMINATES THIS AGREEMENT ON ACCOUNT OF CLIENT'S FAILURE TO PAY AMOUNTS DUE TO PROVIDER UNDER THIS AGREEMENT, CLIENT SHALL NOT HAVE ANY CLAIM OR ACTION (AND HEREBY IRREVOCABLY WAIVES ANY SUCH CLAIM OR ACTION) AGAINST THE PROVIDER FOR SUCH SUSPENSION OF SERVICES OR TERMINATION OF THIS AGREEMENT INCLUDING ALL DAMAGES SUFFERRED BY THE CLIENT OR ITS BUSINESS AS A RESULT OF SUCH SUSPENSION OF SERVICES OR TERMINATION OF THIS AGREEMENT.

      (c) Disputed Amounts. The Client shall not have any right to dispute (or withhold payment with respect to) the Base Charge or any Provider Key Personnel Charge other than a Provider Key Personnel Charge described in the last sentence of Section 4.7 that the Client has not agreed to. If the Client in good faith disputes any of the remaining Charges that the Client has a right to dispute, then the Client may withhold from its payment of the relevant invoice the amount of the disputed Charge but not to exceed the lesser of (i) the amount of the disputed Charge or (ii) ten percent (10%) of the amount of the relevant invoice (excluding the Base Charge, any Provider Key Personnel Charge that the Client has no right to dispute and any Transfer Taxes). If Client withholds any payment pursuant to this Section 4.2(c), Client shall notify Provider in writing by the payment due date of the basis for such withholding and the parties shall resolve the Dispute pursuant to
Article 13. Regardless of any disputed amount, Client shall remit to Provider in accordance with this Section 4.2(c) the invoiced amount minus the amount properly withheld pursuant to the second sentence of this Section 4.2(c). If, pursuant to the Dispute resolution process, it is determined that Client must pay such withheld amounts, or some portion thereof, then in accordance with such Dispute resolution Client shall pay to Provider such withheld amounts or such portion thereof, plus interest accrued on such withheld amounts at the rate set forth in Section 4.2(b) from the date such withheld amount was first due but for Client's dispute. The parties acknowledge and agree that a fundamental premise of this Agreement is that Provider has undertaken expenditures in connection with its provision of the Services and requires payment of amounts due Provider in order to meet such expenditures. Accordingly, Client may not set off against any amounts due Provider hereunder any amounts which Client believes are owed by Provider to Client. If the Provider has overcharged the Client under this Agreement and the Client has paid such overcharge (the "Over Payment") and it is later determined pursuant to the Dispute resolution process, that such an Overpayment has occurred, then the Provider shall, in addition to the return of the Overpayment, also pay interest accrued on such Overpayment at the rate set forth in Section 4.2(b) from the date the Provider first made demand in writing for the return of the Overpayment.

         4.3. Transfer Taxes.

      (a) All Charges are exclusive of Transfer Taxes. Client shall bear the cost of all Transfer Taxes. Transfer Taxes will be separately stated on the relevant invoice and shall be paid by Client and Client shall have no right to withhold payment with respect to Transfer Taxes.

Services Agreement                                                     Page 12

Provider shall timely remit and report such Transfer Taxes that have been paid to the Provider by Client, as well as the sales giving rise to such Transfer Taxes, to the appropriate taxing authorities. Client shall furnish Provider with all material certificates or other evidence supporting applicable exemptions from Transfer Taxes that may be provided under applicable Law. Provider may rely in good faith on such certificates or other evidence delivered by Client. Provider shall use reasonable commercial efforts to provide Client with such assistance as Client may reasonably require to obtain exemption from such Transfer Taxes.

      (b) Provider shall be responsible for the payment of all interest and penalties related to any Transfer Taxes assessed or levied as contemplated by this Section 4.3 to the extent that Provider fails to accurately and timely remit such Transfer Taxes (that have been paid to the Provider by Client) directly to the applicable taxing authority and/or report such Transfer Taxes directly to the applicable taxing authority. To the extent that any assessed interest or penalties arise from an act or omission by Client, including the failure to pay Transfer Taxes to the Provider, the Client shall be responsible for the payment of such interest and/or penalties.

      (c) Provider shall cooperate with Client's efforts to identify taxable and nontaxable services pursuant to this Agreement (including segregation of such services on invoices or in attachments thereto) and to obtain refunds of Transfer Taxes paid where appropriate. All Transfer Tax refunds shall belong to Client assuming the Client paid the Transfer Taxes in the first place. After consultation with Client (which shall occur prior to the issuance of the first invoice), Seller shall issue all invoices under this Agreement in a format that separately sets forth the taxable Services and the non-taxable Services. The invoice shall have a separate line item for Transfer Taxes that are being assessed.

         4.4. Pass-Through Expenses.

      (a) Client shall reimburse Provider for the expenses to be paid by Provider in connection with this Agreement and identified on Exhibit 4.1 under the heading "Pass-Through Expenses" and any other expenses incurred by Provider at either the request or approval of the Client (the "Pass-Through Expenses"). Unless Client is in payment default of this Agreement, Provider will pay all Pass-Through Expenses for the benefit of (and subject to reimbursement from) Client; provided that Provider shall not be required to pay any Pass-Through Expense requested by Client that is not specifically identified on Exhibit 4.1 and is in an amount exceeding $250 individually or exceeding $3,000 in the aggregate over any calendar month, unless such sums are advanced by Client in good funds.

      (b) Upon not less than thirty (30) days' prior written notice, and no more than one (1) time during each quarter year during the Term, Provider shall provide Client with access to Provider's financial records and supporting documentation necessary to verify the Pass-Through Expenses since the date of Client's most recent audit pursuant to this Section 4.4(b). Client shall bear the costs for any such audit. If the audit results in a determination that the Pass-Through Expenses were incorrect, then such incorrect amount shall be corrected in arrears for the month in which such incorrect amount is discovered or in the month in which the final resolution occurs and shall be appropriately included on the next invoice.

Services Agreement                                                     Page 13

      (c) If Provider determines as a result of its own internal audit that it has undercharged Client for Pass-Through Expenses, then the amount of such undercharge shall be treated, for invoicing and payment purposes, as an adjustment in arrears for the month in which the undercharge is discovered or the month in which the final resolution occurs and shall be appropriately included on the next invoice. If an audit results in a determination that Provider has overcharged Client, then the amount of such overcharge shall be treated, for invoicing and payment purposes, as a credit in arrears for the month in which the overcharge is discovered or in the month in which the final resolution occurs and shall be appropriately included on the next invoice.

      (d) Provider shall retain records and supporting documentation sufficient to document the Pass-Through Expenses paid or payable by Client under this Agreement in accordance with Client's record retention policies in effect as of the Commencement Date and that are provided to Provider in writing.

         4.5. Assumptions. The Charges, Resourced Services and Operating Services are based on assumptions set forth on Exhibit 4.5 ("Assumptions"). In the event any of the Assumptions prove incorrect or incomplete or hereafter become incorrect or incomplete, then the parties shall negotiate in good faith an appropriate Change Order.

         4.6. Additional Savings. The parties acknowledge that from time to time either one or both of the parties (or their Affiliates) may identify areas in which additional savings may be delivered to the Client as a result of leveraging resources, volume discounts and other synergies whether or not related to the Resourced Services or the Operating Services. If such areas are identified and either party wants to initiate discussions with the other party, then the initiating party shall send a written request to the other party setting forth in reasonable detail a description of the leveraging, discounting or other synergy and the approximate amount of the savings to the Client to be achieved. The parties agree to discuss the matter and if both parties want to proceed (with the understanding that either party may freely choose not to proceed), then, assuming the parties can agree on all the terms and conditions, the parties shall sign a Change Order setting forth their agreement. Unless the parties otherwise agree, all such Change Orders will provide that the leveraging of resources, volume discounts and other synergies will also expire or terminate upon the expiration or termination of this Agreement. The fee to be paid by the Client to the Provider pursuant to the Change Order shall be an amount equal to 50% of the savings realized by the Client; provided that the Provider will not be entitled to any 50% of the savings fee (the "50% Fee") under the preceding clause unless the Client shall have realized $750,000 in total savings per year by the Provider's delivering the Services to the Client and the Client TPSP's delivering the services under the Third Party Service Contracts as opposed to the Client delivering all those same Services and services to itself (collectively, the "Savings"). The parties agree that no later than fifteen (15) months after the commencement and on each anniversary thereof, they will cooperate with each other to determine in good faith the amount of the Savings on an annual run rate basis with the understanding that the Base Charge will not be reduced even if it is determined that the Client has not realized (or will not realize) $750,000 in Savings. Included in the determination of the Savings will be the interest savings (if any) realized by the Client on its credit line(s) that are secured by its accounts receivable based on an improvement in the average "days sales outstanding" of the Client's accounts receivable as compared to the 12

Services Agreement                                                     Page 14
month period prior to the Commencement Date. Once the $750,000 in Savings is achieved for the year in question, then the Provider will be entitled to the 50% Fee as described above. To avoid any confusion, the Provider will not be entitled to share in any savings that the Client generates from its own efforts that do not involve the Provider or this Agreement.

         4.7. Provider Key Personnel Charge. Unless the parties agree otherwise, the initial Provider Key Personnel Charge (exclusive of Agency
Fees) for each of the Provider Key Personnel will not exceed the amounts set forth on Exhibit 5.2 which the Client hereby agrees to. The parties acknowledge that (i) a portion of the Provider Key Personnel Charge are amounts that are variable or otherwise not within the control of the Provider including insurance premiums (including medical, health and worker's compensation), the cost of employee benefits and payroll taxes (the "Variable Portion") and (ii) the remaining portion of the Provider Key Personnel Charge are amounts that are within the control of the Provider such as salary and bonus (the "Controllable Portion"), but the Controllable Portion is subject to market conditions and the ability of the Provider to attract and retain qualified employees. Consequently, the parties agree that (i) any increases in the Provider Key Personnel Charge on account of increases in the Variable Portion and (ii) any increases in the Provider Key Personnel Charge on account of increases in the Controllable Portion to reasonably respond to market conditions and to attract and retain qualified employees (including any annual increases in salary and bonus that are not in excess of the rate of annual increases in salary and bonus for similarly situated or comparable employees of Provider's parent company performing the same or similar job tasks or functions) are acceptable increases in the Provider Key Personnel Charge. If the Provider proposes to further increase the Controllable Portion beyond the amounts contemplated by clause (ii) of the preceding sentence, then Provider will first obtain the agreement of the Client to such further increase.

                                  ARTICLE 5.
                    CONTRACT ADMINISTRATORS AND EMPLOYEES

         5.1. Contract Administrators and Senior Management.

      (a) Provider hereby designates Roger Zebroski as its Contract Administrator (the "Provider Contract Administrator"). Provider shall have the right to remove the then current Provider Contract Administrator and replace with another individual that is reasonably acceptable to Client.

      (b) Client hereby designates Richard Sporn as its Contract Administrator (the "Client Contract Administrator"). Client shall have the right to remove the then current Client Contract Administrator and replace with another individual that is reasonably acceptable to Provider.

      (c) The Contract Administrator shall serve as the primary representative under this Agreement of the party that designated such representative. Each Contract Administrator representing a party shall have
(i) overall responsibility for managing and coordinating the performance of such party's obligations under this Agreement and (ii) the authority to act for and bind such party and its contractors in connection with all aspects of this Agreement.

Services Agreement                                                     Page 15

      (d) The Provider Contract Administrator and Client Contract Administrator shall together comprise the "Management Committee". During the Migration Period, the Management Committee shall meet at such times as is necessary to implement the Migration Plan. Upon the expiration of the Migration Period, the Management Committee shall meet as often as needed to discuss any matters related to the Services or this Agreement.

      (e) Each party will designate a Senior Management executive to serve as its relationship representative with respect to this Agreement. The Senior Management executive representing Client is Manny Atzmon. The Senior Management executive representing Provider is Dan Norman. Each party shall have the right to remove the then current Senior Management representing such party and replace with another individual that is reasonably acceptable to the other party.

         5.2. Provider Key Personnel. Exhibit 5.2 sets forth the Provider Key Personnel (by job description) for purposes of this Agreement. With respect to the Provider Key Personnel, the parties agree as follows:

      (a) All Provider Key Personnel shall be dedicated solely to the rendering of the Services under this Agreement.

      (b) Before assigning or hiring an individual to a position occupied by a Provider Key Personnel (whether as an initial assignment or hiring or as a replacement) Provider shall (i) notify Client of the proposed assignment or hiring, (ii) introduce the individual to appropriate representatives of Client, (iii) provide Client with a resume and any other information regarding the individual that may be reasonably requested by Client and (iv) obtain Client's approval for such assignment or hiring.

      (c) For a period of one (1) year following hiring or assignment, Provider shall not replace or reassign the Provider Key Personnel unless either (a) Client approves of such reassignment or replacement or (b) such person (i) voluntarily resigns from Provider, (ii) is dismissed by Provider for cause in the reasonable opinion of the Provider, (iii) fails to perform his or her duties and responsibilities, (iv) dies or is unable to work due to his or her disability, (v) is placed on an approved leave of absence or (vi) requests a transfer for personal or professional reasons.

      (d) Client may from time-to-time request that Provider remove or replace Provider Key Personnel by delivering to Provider written notice to the effect that such personnel be replaced and stating the reason for such request. Promptly after its receipt of such notification by Client, Provider will investigate the matters stated in the notification and confer with Client with respect to its findings. Provider will have a reasonable period of time to attempt to address the issue. If Provider is unable to remedy the issue and Client still requests replacement of such personnel based upon reasonable and lawful grounds, Provider will replace such personnel with a person of suitable ability and qualifications. Nothing in this Section 5.2 will be deemed to give Client the right to require Provider to terminate the employment of any Provider personnel.

Services Agreement                                                     Page 16

      (e) If the Client is in payment default of this Agreement, then the Provider shall have the right to re-assign any of the Provider Key Personnel to other job functions of the Provider and its Affiliates, utilize the Provider Key Personnel for projects and matters other than this Agreement and Provider shall have the right to terminate (or move to part-time employment) any of the Provider Key Personnel; and Provider shall be fully protected and exonerated in any and all such decisions made and such actions taken by Provider with respect to the Provider Key Personnel while Client is in payment default of this Agreement. The Client fully authorizes and permits any and all of such decisions and actions of the Provider. The Client fully accepts all risks and damages arising from any and all adverse results, effects and consequences of such decisions and actions and agrees that the Provider shall not be liable for any of the foregoing.

         5.3. Project Staff. Subject to the provisions of Section 5.2(b), Provider shall appoint to the Project Staff individuals with suitable training and skills to perform the Services.

         5.4. No-Solicit and No-Hire.

      (a) Level One Employees. Subject to Section 5.4(c), during the Term and for a period of twelve (12) months following the end of the Term, neither party nor its Affiliates shall solicit or hire any Level One Employee of the other party or its Affiliates. If either party or its Affiliates shall hire a Level One Employee of the other party or its Affiliates in breach of this
Section 5.4(a), then the hiring party shall pay liquidated damages to the other party as its sole and exclusive remedy in an amount equal to twelve (12) months of the compensation to be paid by the hiring party to such Level One Employee. Such payment of liquidated damages shall not be considered in the computation of the limitations of liability in Section 12.3(b).

      (b) Level Two Employees. Subject to Section 5.4(c), during the Term neither party nor its Affiliates shall solicit or hire any Level Two Employees of the other party or its Affiliates. If either party or its Affiliates hires any Level Two Employee of the other party or its Affiliates in breach of this
Section 5.4(b), then the hiring party shall pay liquidated damages to the other party as its sole and exclusive remedy in an amount equal to one (1) month of the compensation to be paid by the hiring party to such Level Two Employee. Such payment of liquidated damages shall not be considered in the computation of the limitations of liability in Section 12.3(b).

      (c) Carve-Outs. Notwithstanding anything in Section 5.4(a) or Section 5.4(b) to the contrary, any or all of the following activities shall not be a breach of Section 5.4(a) or Section 5.4(b): (i) the soliciting or hiring of any Covered Employee who is no longer employed by a party or any of its Affiliates, except for a Covered Employee who is no longer employed by reason of a voluntary termination of employment by the Covered Employee but only if the hiring party (or its Affiliates) had prior discussions with the Covered Employee regarding employment by the hiring party (or its Affiliates) following such a voluntary termination, (ii) the soliciting or hiring of any Covered Employee who has been provided notice of termination of employment by his or her employer, (iii) the soliciting or hiring of any Covered Employee with the written approval of the other party, (iv) the solicitation of any Covered Employees resulting from general advertising in the mass media, (v) the soliciting or hiring of Level Two Employees who provide services under a customer contract that is scheduled to expire or terminate and will not

Services Agreement                                                     Page 17
be renewed or extended by the contracting party (or its Affiliates) and such customer, (vi) the soliciting or hiring of Level Two Employees who provide services under a customer contract which services are to be taken out of the scope of services to be rendered by the contracting party under the customer contract, (vii) the soliciting or hiring of Level Two Employees who become the subject of any planned layoffs or other reductions in force of the employing party or whose job positions have become redundant and (viii) the soliciting or hiring of a Level Two Employee not known, nor reasonably suspected, by the hiring party to be a Level Two Employee of the other party (or its Affiliates).

                                  ARTICLE 6.
                              PROPRIETARY RIGHTS

         6.1. Intellectual Property Rights.

      (a)   Provider Intellectual Property. Except as expressly provided in
Section 6.2, nothing in this Agreement shall be construed as a grant of any rights in any present or future Provider Intellectual Property from Provider to Client, including the right to make any Derivative Works thereof, and Client hereby expressly disclaims any rights, titles or interests in and to any of the Provider Intellectual Property.

      (b) Client Intellectual Property. Client hereby grants to Provider during the Term (i) an irrevocable, nonexclusive, worldwide, paid-up license to access, use, execute, reproduce, display, perform, prepare Derivative Works of and distribute present and future Client Intellectual Property in connection with the performance of the Services under this Agreement and (ii) the right to sublicense its Affiliates and Third Parties to do any of the foregoing.

      (c) Derivative Works of Client Intellectual Property. Any Derivative Works of Client Intellectual Property prepared by the Provider at Provider's cost shall be the Intellectual Property of Provider. Any Derivative Works of Client Intellectual Property prepared by the Provider at the cost of Client shall be the Intellectual Property of Client. Any Derivative Works of Client Intellectual Property prepared by Client at Client's cost shall be the Intellectual Property of Client.

         6.2. License Upon Termination. Upon expiration or termination of this Agreement, so long as Client has fully complied with all of its obligations, and is not in default under this Agreement, (i) Provider shall, to the extent possible under the terms of any applicable Third Party license agreements, and without cost to Provider, grant to Client an irrevocable, nonexclusive, worldwide, nontransferable, paid-up (only to the extent of any fees payable to Provider or its Affiliates but not "paid-up" as to any Third Party licensors), perpetual license, for Client's internal use only, to the then-current, in-use versions of any Third Party software (with modifications) utilized by Provider to provide Services to Client under this Agreement and necessary for Client to use after expiration or termination of this Agreement to render the Services to itself and (ii) Provider shall without cost to Provider, grant to Client an irrevocable, nonexclusive, worldwide, nontransferable, paid up, perpetual license, for Client's internal use only, to the then-current, in-use versions of any Provider Intellectual Property utilized by Provider to provide Services to Client under this Agreement and necessary for Client to use after

Services Agreement                                                     Page 18
expiration or termination of this Agreement to render the Services to itself. Client shall be responsible for the additional charges to receive, continue, or expand the license rights granted by Provider under this Section 6.2 and for any maintenance charges associated with any software.

         6.3. Limitation. Any ownership or license rights herein granted to either party are limited by and subject to the Intellectual Property rights held by, and terms and conditions of any license agreements with, applicable licensors, including Provider. Additionally, any license for a Derivative Work shall include the underlying Intellectual Property upon which such Derivative Work is based, but only to the extent such Intellectual Property is embodied in or necessary for the use of such Derivative Work.

                                  ARTICLE 7.
                               CONFIDENTIALITY

         7.1. Confidential Information. Subject to the provisions of Section 7.2, "Confidential Information" means all Intellectual Property, information, data and knowledge (in whatever form and however communicated) relating directly or indirectly to the disclosing party (or to its Affiliates) or to its or their respective businesses, employees, operations, customer contracts, properties, products, markets or financial positions) that is delivered or disclosed by such party, its Affiliate (or any of their respective officers, directors, partners, members, employees, contractors, agents or shareholders) to the other party in writing, electronically, orally or through visual means, or that such party learns or obtains aurally, through observation or analyses, interpretations, compilations, studies or evaluations of such information, data or knowledge and is identified at the time of disclosure as confidential, with respect to written materials, in writing and, with respect to other information, in writing or orally, and any information that would be reasonably deemed to be confidential when considering the nature of such information and the circumstances surrounding its disclosure. "Confidential Information" also includes the terms and conditions of this Agreement.

         7.2. Confidential Information Carve-Outs. Confidential Information shall not include information, data, knowledge and know-how that as shown by written records (i) is known to the receiving party prior to disclosure to such party, (ii) is in the public domain prior to disclosure to such party,
(iii) enters the public domain through no violation of this Agreement after disclosure to such party, (iv) such party receives from a third party not under any obligation of confidentiality to the disclosing party or (v) the receiving party independently develops without reliance on Confidential Information of the other party and/or its Affiliates.

         7.3. Limited Use and Access. Each party and its Affiliates shall keep in confidence and use at least commercially reasonable efforts to prevent the unauthorized duplication, use and disclosure of Confidential Information of the other party and/or its Affiliates. Confidential Information of the disclosing party and/or its Affiliates may only be used for furthering the purposes of this Agreement and providing the Services and Operating Services hereunder. Each party shall, upon expiration or termination of this Agreement or otherwise upon demand with respect to Confidential Information no longer needed for purposes of this Agreement, at the other party's option, either return to the other party or destroy and certify in writing to the other party

Services Agreement                                                     Page 19
the destruction of any and all documents (the term "document" includes any writing, instrument, agreement, letter, memorandum, chart, graph, blueprint, photograph, financial statement or data, telex, facsimile, cable, tape, disk or other electronic, digital, magnetic, laser or other recording or image in whatever form or medium), papers and materials and notes thereon in each party's possession, including copies or reproductions thereof, to the extent they contain Confidential Information of the other party and/or its Affiliates; provided, that, each party may retain a copy of such the other party's (and/or its Affiliates) Confidential Information only to the extent required to comply with Laws, for internal audit purposes and to establish or protect such party's rights under this Agreement. Each party agrees that it will protect the confidentiality of Confidential Information of the other party and its Affiliates through the exercise of the same procedures that it uses in preserving and safeguarding its own Confidential Information, which procedures shall at a minimum constitute reasonable care. Each party will limit access to Confidential Information of the other party and/or its Affiliates to only those of its employees, agents and contractors having a need-to-know in connection with this Agreement. Each party and its Affiliates will advise their respective employees to whom disclosure of Confidential Information of the other party and/or its Affiliates is made of the obligations hereunder to protect the Confidential Information of the other party and/or its Affiliates.

         7.4. Proper Disclosures. Each party and its Affiliates shall keep the Confidential Information of the other party and/or its Affiliates confidential and shall not disclose such Confidential Information to any Third Party without the prior written approval of the other party, except that (i) Provider may disclose Client Confidential Information to Project Staff and to Client TPSP's, to the extent the Project Staff and Client TPSP's need to know such Confidential Information for purposes of this Agreement, (ii) Provider may disclose information concerning this Agreement to potential buyers of Provider and Persons engaged in the valuation of Provider, (iii) Client may disclose information concerning this Agreement to potential buyers of Client upon prior written notice to Provider, (iv) either party may disclose information concerning this Agreement to bankers and other financial institutions in the ordinary course of business, (v) either party may disclose information concerning this Agreement to the extent required by Law and (vi) either party may disclose information concerning this Agreement to the extent required by demand under legal process provided the receiving party gives the disclosing party prompt notice prior to such disclosure to allow the disclosing party to make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such information. The party disclosing the Confidential Information of the other party and/or its Affiliates (except pursuant to sub-clauses (v) or (vi)) to a Third Party shall require the Third Party to enter into a confidentiality agreement protecting such Confidential Information. Notwithstanding anything to the contrary, Confidential Information of Provider and/or its Affiliates that is disclosed to Client or its Third Party auditors or to which Client or its Third Party auditors have access, shall only be disclosed to Client, its Affiliates and their employees or agents who need to know such Confidential Information in connection with Client's rights under this Agreement.

         7.5. Injunctive Relief. Each party acknowledges that the other party may suffer irreparable damage in the event of a breach or threatened breach of any provision of this Article 7. Accordingly, in such an event, such party shall be entitled to preliminary and final injunctive relief, as well as any and all other applicable remedies at law or equity, including the recovery of damages.

Services Agreement                                                     Page 20

         7.6. No License. The parties acknowledge and agree that (i) each party maintains that the Confidential Information contains valuable trade secrets and (ii) all rights to Confidential Information are reserved by the disclosing party. Except only as provided in Section 6.2, no license, express or implied, by estoppel or otherwise, to any present or future Confidential Information of either party, is granted by the disclosure of Confidential Information under this Agreement or otherwise.

         7.7. SEC Disclosure. The parties acknowledge that Client may be obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission (the "SEC") with its next quarterly report on Form 6-F, Annual Report on Form 20-F, or current report on Form 6-F, or with any registration statement filed with SEC pursuant to the Securities Act of 1933, as amended. In the event of any such filing, or any other filing with the SEC, the parties each agree to provide to the other reasonable prior notice of the required filing and further agree to cooperate and work together to request and obtain, to the maximum extent reasonably requested by either party, confidential treatment pursuant to, and in accordance with, the rules of the SEC and any applicable securities exchange.

                                  ARTICLE 8.
                        REPRESENTATIONS AND WARRANTIES

         8.1. Provider represents and warrants to Client as follows:

      (a) Authorization. (i) This Agreement has been validly executed and delivered by Provider and the provisions set forth in this Agreement constitute legal, valid, and binding obligations of Provider enforceable against Provider in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending. (ii) Provider has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of Provider. (iii) Provider's execution and delivery of this Agreement and Provider's performance or compliance with the terms of this Agreement will not conflict with, result in a breach of, constitute a default under, or require the Consent of any Third Party under any license, sublicense, lease, contract, agreement, or instrument to which Provider is a party or by which it is bound or by which its properties are subject. (iv) Provider has not authorized any Person to act as a broker or finder or in any similar capacity in connection with the transactions contemplated by this Agreement.

      (b) Valid Existence. Provider is a Texas limited liability company, duly formed, validly existing, duly licensed, and authorized or qualified to do business in, and in good standing under the laws of, every jurisdiction in which a license, authorization or qualification is required for the transaction of business of the character transacted by it and for the transactions contemplated by this Agreement, except where the failure to be so licensed, authorized or

Services Agreement                                                     Page 21
qualified would not have a material adverse effect on Provider's ability to fulfill its obligations under this Agreement.

      (c) Compliance With Law. Provider will not make any Changes to the Services after the Commencement Date that are not requested or approved by the Client which would cause any of the Services not to be in compliance with Law. Provider will not fail to make or maintain the Changes to the Services to comply with Law as provided in any Change Order.

      (d) Continuing Warranties. Provider covenants that each of the representations and warranties set forth in this Section 8.1, and each other express representation and warranty of Provider in this Agreement, will remain true and correct during the Term. To the extent that Provider becomes aware that any such representation or warranty becomes untrue in any material respect during the Term, Provider will notify Client of the facts and circumstances surrounding such situation.

      (e) Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PROVIDER MAKES NO REPRESENTATIONS, CONDITIONS, OR WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, TO CLIENT OR TO ANY OTHER PERSON OR ENTITY REGARDING THE SERVICES, OR ANY SERVICES, EQUIPMENT, HARDWARE, SOFTWARE, MATERIALS OR OTHER ITEMS PROVIDED OR USED BY PROVIDER UNDER OR IN CONNECTION WITH THIS AGREEMENT. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS AGREEMENT, PROVIDER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS, WARRANTIES OR CONDITIONS, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, MERCHANTABLE QUALITY, AND FITNESS FOR A PARTICULAR PURPOSE.

         8.2. Client represents and warrants to Provider as follows:

      (a) Authorization. (i) This Agreement has been validly executed and delivered by Client and the provisions set forth herein constitute legal, valid and binding obligations of Client enforceable against Client in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending. (ii) Client has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of Client. (iii) Client's execution and delivery of this Agreement and Client's performance or compliance with the terms of this Agreement will not conflict with, result in a breach of, constitute a default under, or require the Consent of any Third Party under any license, sublicense, lease, contract, agreement, or instrument to which Client is a party or by which it is bound or by which Client's properties are subject.
(iv) Client has not authorized any Person to act as a broker or finder in any similar capacity in connection with the transactions contemplated by this Agreement.

Services Agreement                                                     Page 22

      (b) Valid Existence. Client is a Missouri corporation duly formed, validly existing, duly licensed, and authorized or qualified to do business in, and in good standing under the laws of, every jurisdiction in which a license, authorization or qualification is required for the transaction of business of the character transacted by it and for the transactions contemplated by this Agreement, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Client's ability to fulfill its obligations under this Agreement.

      (c) No Outstanding Litigation. Except as disclosed on Exhibit 8.2(c), there is no outstanding litigation, arbitrated matter or other dispute to which Client is a party which, if decided unfavorably to Client, would reasonably be expected to have a material adverse effect on Client's ability to fulfill its obligations under this Agreement; provided that the disclosure of the exceptions listed on Exhibit 8.2(c) shall not have any effect on any of the other terms and provisions of this Agreement, including the obligation of the Client to pay Provider for amounts due to the Provider under this Agreement.

      (d) Compliance with Laws Etc. The Mirror Services are in compliance with all applicable Laws and will be in compliance with all applicable Laws as of immediately before the Commencement Date. Client is in compliance with all Laws applicable to the performance by Client of its obligations pursuant to this Agreement. Client will perform its obligations under this Agreement in a manner that complies with applicable Laws. The information contained on
Exhibit 4.5 is true, correct and complete in all material respects. The delivery of the Resourced Services as described on Exhibit 3.1(a) will satisfy all of the Client Standards in effect as of the Commencement Date.

      (e) Client Data. Client represents and warrants to Provider that Client has obtained all authorizations and Consents necessary (i) to transfer, or cause the transfer, of Client Data to the Provider and (ii) to permit Provider to use Client Data to provide the Services at least consistent with the manner Client used the Client Data as of immediately prior to the Commencement Date to perform equivalent services.

      (f) Continuing Warranties. Client covenants that each of the representations and warranties set forth in this Section 8.2 and each other representation and warranty of Client in this Agreement, will remain true and correct during the Term. To the extent that Client becomes aware that any such representation or warranty becomes untrue in any material respect during the Term, Client will notify Provider of the facts and circumstances surrounding such situation.

                                  ARTICLE 9.
                               HUNTLEIGH ASSETS

         9.1. Client Assets. Attached hereto as Exhibit 9.1 is a list of the material Client Assets. Client shall, at no cost to Provider, make available to Provider such of the Client Assets as may be necessary for Provider to provide the Services under this Agreement. Client shall be responsible at its own cost and expense to maintain, repair and replace the Client Assets during the Term. Client shall use commercially reasonable efforts to obtain all Consents necessary to allow Provider and the Project Staff to access and use such of the Client Assets as may be

Services Agreement                                                     Page 23
necessary throughout the Term. These Consents shall provide for the access or use by Provider and the Project Staff of such of the Client Assets as may be necessary in performing the Services and for the continued use by Client to perform its responsibilities pursuant to this Agreement. Client and Provider shall cooperate in approving the terms and conditions relating to such Consents. Client shall be liable for, and shall indemnify Provider with respect to, the expenses incurred in obtaining such Consents. Unless the parties otherwise agree, all Third Party software that is part of the Client Assets shall remain and be used on the computers and servers that are part of the Client Assets.

         9.2. Client Third Party Service Contracts. Client understands that in order for Provider to carry out its responsibilities under this Agreement, Provider may need to obtain certain limited rights under the Client Third Party Service Contracts. Client will provide to Provider, at Client's expense, such limited rights under the Client Third Party Service Contracts.

                                 ARTICLE 10.
                       FREEDOM TO COMPETE AND FIREWALL

         10.1. Freedom to Compete. Nothing in this Agreement shall be construed or interpreted in any manner as restricting or limiting the ability of either party (and its Affiliates) from competing against the other party (and its Affiliates) to the full and same extent as though this Agreement had never been entered into in the first place. Without limiting the provisions of
Section 7.3 or Section 7.4, each party affirms and agrees (on behalf of itself and its Affiliates) that such party (and its Affiliates) will not use any Confidential Information of the other party (and/or its Affiliates) for purposes of competing against the other party (and/or its Affiliates). For these purposes Confidential Information includes the termination or expiration dates of customer contracts, but only if such termination or expiration dates are not known by other competitors in the market.

         10.2. Firewall.

      (a) The Provider agrees that access to Client Confidential Information shall be restricted to the Provider Key Personnel and that the Provider will implement and maintain during the Term plus one (1) year after the Term a firewall in accordance with the requirements and specifications set forth on
Exhibit 10.2(a) such that the employees of the Provider who are directly or indirectly involved in pricing the airline industry services offered by the Provider ("Provider's Pricing Employees") shall have no access to any Client Confidential Information that could influence the Provider's pricing of its airline industry services.

      (b) Client agrees that it shall have no access to Provider Confidential Information and that the Client will implement and maintain during the Term plus one (1) year after the Term a firewall in accordance with the requirements and specifications set forth on Exhibit 10.2(b).

Services Agreement                                                     Page 24

                                 ARTICLE 11.
                              EARLY TERMINATION

         11.1. Early Termination. This Agreement may be terminated early under the following circumstances, subject to the provisions of Section 14.7.

      (a) Client Termination for Convenience. At any time after the Commencement Date Client may deliver to Provider a written notice of its intent to terminate this Agreement for convenience which termination notice shall specify a termination date no less than six (6) months after the date of such notice.

      (b) Client Termination for Cause. If Provider defaults in the performance of any of its material obligations or warranties under this Agreement and does not cure such default within thirty (30) days of receipt of a notice of default from Client or Provider has not taken reasonable action to cure such default, then Client may, by giving written notice to Provider, terminate this Agreement, as of the termination date specified in the default notice. If the default at issue is not reasonably curable within thirty (30) days and if Provider takes reasonable actions to cure the default, then Provider shall have a reasonable period not to exceed an additional sixty (60) days in which to cure the default.

      (c) Provider Termination for Convenience. At any time after the Commencement Date, Provider may deliver to Client a written notice of its intent to terminate this Agreement for convenience which termination notice shall specify a termination date no less than six (6) months after the date of such notice.

      (d) Provider Termination for Cause. Subject only to Client's right as set forth in Section 4.2(c) to withhold certain disputed Charges, Provider may terminate this Agreement in the event of Client's material breach of its obligations or warranties, if such material breach is not cured within (i) ten
(10) days of notice of default with respect to payment of money or (ii) within thirty (30) days of notice of default with respect to any other breach. Any default by Client with respect to the payment of money shall be considered a material default. If the default (other than a default with respect to payment of money) at issue is not reasonably curable within thirty (30) days and if Client takes reasonable actions to cure the default, then Client shall have a reasonable period not to exceed an additional sixty (60) days in which to cure the default.

      (e) Drop Dead Date Termination. If the Commencement Date shall not have occurred by October 1, 2011, then either party may terminate this Agreement immediately upon written notice to the other unless the parties agree otherwise at that time.

                                 ARTICLE 12.
              REMEDIES, INDEMNITY, LIMITATIONS OF LIABILITY ETC.

         12.1. Provider Indemnification of Client Indemnified Parties. Provider will indemnify, defend, and hold harmless the Client Indemnified Parties from and against any and all Losses suffered or incurred by any of the Client Indemnified Parties in any Third Party Actions to the extent arising out of or relating to any of the following:

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

            (i) Provider's breach of any of its express representations and warranties contained in this Agreement;

            (ii) Provider's fraud, bad faith, gross negligence, willful misconduct, repudiation of Provider's obligations hereunder or recklessness in the performance or nonperformance of Provider's obligations hereunder;

            (iii) Provider's non-compliance with Law in the rendering of Services but only if and to the extent (i) that the Provider makes Changes to the Services after the Commencement Date that are not requested or approved by the Client which cause any of the Services not to be in compliance with Law or
(ii) to the extent that the Provider fails to make or maintain the Changes to the Services to comply with Law as provided in any Change Order; and

            (iv) the Provider's failure to remit or timely remit Transfer Taxes (that have been paid to the Provider by Client) to the appropriate taxing authority as required by Section 4.3(a) and any penalties and interest resulting from such failure.

         12.2. Client Indemnification of Provider Indemnified Parties. Client will indemnify, defend and hold harmless the Provider Indemnified Parties from and against any and all Losses suffered or incurred by any of the Provider Indemnified Parties in any Third Party Actions to the extent arising out of or relating to any of the following:

            (i) Client's breach of its obligations under the Client Third Party Service Contracts;

            (ii)   Client's failure to obtain any required Consents;

            (iii) Client's breach of any of its express representations and warranties contained in this Agreement;

            (iv) Client's fraud, bad faith, gross negligence, willful misconduct, repudiation of Client's obligations hereunder or recklessness in the performance or nonperformance of Client's obligations hereunder;

            (v) Transfer Taxes and any penalties and interest thereon except as provided in clause (iv) of Section 12.1;

            (vi) any violation of any Law to the extent caused by acts or omissions of Client;

            (vii) acts or omissions of Provider taken or not taken at the express direction of Client pursuant to this Agreement;

            (viii) acts or omissions of Provider made by the Provider in good faith in accordance with the Client Standards;

Services Agreement                                                     Page 26

            (ix) acts or omissions of Provider for which Provider is not liable to Client under the provisions of Section 12.3(a);

            (x)    the Excluded Services; and

            (xi) the Client's business including the Client's receipt of the Services in the operation of its business.

         12.3. Limitations of Liability.

            (a) Exoneration of Provider's Liability to Client. Provider shall not be liable to Client (or any of the other Client Indemnified Parties) for its failure to perform the Services (and Provider's failure to perform the Services shall be excused) to the extent Provider's failure to perform the Services is a result of (i) the acts, errors and omissions of Client, its Affiliates or any Client TPSP, (ii) a failure by Client to timely and accurately perform its duties, responsibilities and obligations as set forth in this Agreement including the rendering of the Operating Services and payment of amounts due to the Provider, (iii) a failure by Client to obtain Consents for Provider and the Project Staff to use the Client Assets, (iv) a failure by Client to timely and accurately provide Client Data or any inaccuracy or incompleteness in Client Data, (v) a failure by Client to timely and accurately review output produced by Provider as a result of the Services, or (vi) Client's failure to satisfy its obligations under the Migration Plan or any other action plan approved by the parties. Furthermore, Provider shall have no liability to Client (or any of the other Client Indemnified Parties) for any errors or mistakes made by Provider in the rendering of the Services that do not constitute fraud, bad faith, gross negligence, willful misconduct, repudiation of Provider's obligations hereunder or recklessness in the performance or nonperformance of Provider's obligations hereunder.

            (b)   General Limitation. Subject to the last sentence of this
Section 12.3(b), the aggregate liability of the Provider to the Client, and the aggregate liability of the Client to the Provider, arising out of or related to this Agreement including the Services contemplated hereby and including amounts described in Section 14.5, regardless of the form of the claim, action or cause of action that imposes liability, whether in contract, warranty, equity, negligence, gross negligence, willful conduct, tort, strict liability or any other theory of liability or otherwise, will be limited to and will not exceed, in the aggregate for all such claims, actions and causes of action of every kind and nature, an amount equal to the lesser of (i) the Base Charge for the Term of this Agreement if the Term is less than 12 months or (ii) Three Hundred Seventy Five Thousand Dollars ($375,000). This Section 12.3(b) shall not apply to (i) the liability of the Provider under Section 12.1, (ii) the liability of the Client under Section 12.2, (iii) the liability of Client to pay the Provider for amounts due to the Provider under this Agreement, (iv) claims based on personal injury or death and (v) liquidated damages paid under Section 5.4.

            (c) Limitation on Types of Damages. Subject to the last sentence of this Section 12.3(c), in no event will the liability for Losses payable by either party include, nor will

Services Agreement                                                     Page 27
either party be liable for, any amounts for exemplary, punitive, indirect, incidental, special and/or consequential damages and all such damages are expressly disclaimed. This Section 12.3(c) shall not apply to (i) the liability of the Provider under Section 12.1, (ii) the liability of Client under Section 12.2 and (iii) claims based on personal injury or death.

            (d) Contractual Statute of Limitations. Subject to the last sentence of this Section 12.3(d), no claim or demand for mediation or arbitration or cause of action which arose out of an event or events which occurred more than two (2) years prior to the filing of a claim or demand for mediation or arbitration or cause of action may be asserted by the either party against the other party. This Section 12.3(d) shall not apply to (i) claims based on fraud, (ii) claims arising under Section 12.1, (iii) claims arising under Section 12.2 and (iv) claims of any taxing authorities with respect to Transfer Taxes.

            (e) Acknowledgement. The parties expressly acknowledge that the limitations and exclusions set forth in this Section 12.3 have been the subject of active and complete negotiation between the parties and represent the parties' agreement taking into account each party's level of risk associated with the performance or nonperformance of its respective obligations under this Agreement and the payments and other benefits to be derived by each party pursuant to this Agreement. The provisions of this
Article 12 will survive the expiration or termination for any reason of this Agreement and every Change Order.

            (f) Force Majeure. Neither party shall be liable for any delay or failure of performance (except for the payment of money) affecting such party or its contractors arising from any cause, circumstance or contingency beyond the reasonable control of such party, including acts of God, acts of terrorism, governmental acts, accidents, wars, riots or civil unrest, labor disputes, fires, storms, earthquakes, floods and latent defects which are not reasonably discoverable and cannot be reasonably remedied.

                                 ARTICLE 13.
                              DISPUTE RESOLUTION

         13.1. General. Subject to the provisions of Section 13.4 and Section 13.5, any dispute, controversy or claim arising under or in connection with this Agreement, an alleged breach of this Agreement or the relationship of the parties under this Agreement, whether based on contract, tort, common law, equity, statute, regulation, order or otherwise (each, a "Dispute") shall be resolved in accordance with the following.

         13.2. Informal Resolution. Except as otherwise provided herein, the parties will attempt to resolve any Dispute through informal resolution before proceeding to arbitration as provided below. The Management Committee shall first consider and attempt to resolve any Disputes. If the Management Committee is unable to resolve, or does not anticipate resolving a Dispute within twenty (20) days after first considering it, the parties must submit the Dispute to Senior Management. Senior Management shall consider and attempt to resolve any Disputes that are not resolved by the Management Committee. Senior Management shall negotiate in good faith to resolve such Dispute within twenty (20) days. Upon mutual agreement, Senior Management may utilize other alternative dispute resolution procedures to assist in the

Services Agreement                                                     Page 28
negotiations. Each party's representatives shall negotiate in good faith. The location, format, frequency, duration and conclusion of the discussions shall be left to the discretion of the representatives involved. Discussions and correspondence among such representatives for purposes of these negotiations shall be treated as Confidential Information and information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in subsequent proceedings between the parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding. Except as provided in Section 13.4, formal proceedings (including arbitration) for the resolution of a Dispute may not be commenced until the earlier of (i) Senior Management concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely or (ii) the expiration of the twenty (20) day period described above.

         13.3. Arbitration. Failing informal resolution, the Dispute shall be finally settled by binding arbitration with the American Arbitration Association ("AAA"). The parties hereby agree that the Federal Arbitration Act will apply to any Dispute. Any party may initiate an arbitration following failure of informal resolution by filing a demand for arbitration at any AAA office located in Dallas, Texas and simultaneously delivering a copy of such demand to the other parties involved in the Dispute. The delivery of a demand for arbitration shall have the same effect as the filing of a civil action in a court of competent jurisdiction for purposes of all statutes of limitations applicable to the claims covered by the Dispute. Unless otherwise agreed by the parties, the arbitration hearing shall be conducted in Dallas, Texas, before a single arbitrator, acting under the Commercial Arbitration Rules of the AAA except as modified herein. If the amount in controversy equals or exceeds $1,000,000 then three (3) arbitrators shall be required. Unless the parties agree to a mutually acceptable arbitrator within thirty (30) days of a demand for arbitration, the arbitrator shall be selected by the AAA. The arbitrator shall be bound by the provisions of this Agreement, including the governing law provision. It is the intent of the parties that the arbitration shall be conducted in an efficient, economical and expeditious manner. Accordingly, the parties and the arbitrator shall meet in a pre-hearing conference as promptly as practicable after selection of the arbitrator to establish the scope and extent of discovery and the schedule of the arbitration. If the parties cannot agree as to the scope of discovery, then discovery shall be limited to that which is necessary to a fair resolution of the Dispute, in the judgment of the arbitrator. Unless the parties otherwise agree or the arbitrator determines that it is impracticable, discovery shall be completed within 60 days after the pre-hearing conference, and the hearing on the merits shall be held within 90 days after the pre-hearing conference. The decision of the arbitrator as to all matters involved in the Dispute shall be set forth in a written award, which shall state the relief granted and a brief statement of the reasons for same. The award shall be binding and conclusive upon the parties to this Agreement, subject only to challenges on grounds provided in the Federal Arbitration Act. The arbitrator shall issue the award within thirty (30) days after completion of the arbitration hearing and shall deliver such decision to the parties involved in the Dispute. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The non-substantially prevailing parties shall pay the reasonable expenses (including attorneys' fees) of the substantially prevailing parties and the arbitrator fees and administrative expenses associated with the arbitration.

Services Agreement                                                     Page 29

         13.4. Civil Actions Permitted For Certain Purposes. Notwithstanding the provisions of Section 13.2 and Section 13.3, a party may initiate a civil action in court for the purposes of (i) enforcing the dispute resolution provisions of this Agreement, (ii) judgment upon, and enforcement and collection of, an arbitral award, (iii) obtaining provisional relief such as a temporary restraining order, temporary injunction, garnishment, attachment and similar relief available under applicable Law, without first requesting informal dispute resolution or initiating arbitration, (iv) avoiding expiration of any applicable limitations period and (v) preserving a superior position with respect to other creditors. The parties agree that jurisdiction and venue for any such civil action shall be in the state courts in and for the State of Texas or the United States District Court for the Northern District of Texas as well as to all appellate courts to which an appeal may be taken from such trial court unless such courts do not have jurisdiction over the particular proceedings or parties in which case jurisdiction and venue for any such civil action shall be in any court with proper jurisdiction. The parties agree not to commence any suit, action or proceeding contemplated by this subsection except in the courts specified in the preceding sentence. Each of the parties to this Agreement expressly waives, to the fullest extent permitted by Law, the right to move to dismiss or transfer any action brought in such courts on the basis of any objection to personal jurisdiction, venue or inconvenient forum in any of such courts. Notwithstanding the provisions of this Section 13.4, (i) the merits of any Dispute shall be resolved by arbitration and (ii) each of the parties hereby agrees that a judgment or arbitral award in any such Dispute may be enforced in other applicable jurisdictions by suit on the judgment or award or in any other manner provided by Law.

         13.5. Excluded Disputes. The following matters are excluded from the Dispute resolution requirements of this Article 13: (i) a cross-claim pursuant to an indemnification obligation set forth in this Agreement in a proceeding filed by a Third Party and (ii) a Dispute regarding ownership, infringement or violation of intellectual property rights that involves the intellectual property rights of any Third Party. The filing of a court action to enable the recording of a notice of pending action, receivership, or injunction shall be permitted.

         13.6. Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT.

                                 ARTICLE 14.
                                MISCELLANEOUS

         14.1. Independent Contractors. Each of Provider and Client is an independent contractor. Neither party shall have any authority to bind the other party unless expressly agreed in writing. Nothing in this Agreement shall be construed to create a partnership, agency or employer-employee relationship between Provider and Client, and in no event shall Provider and Client be deemed joint employers.

         14.2. Entire Agreement. Except as otherwise provided herein, this Agreement, including the Exhibits hereto, represent the entire understanding and agreement between the parties, and supersedes any prior agreement, understanding or communication between the parties, with respect to the subject matter hereof. This Agreement may only be amended by a

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

writing executed by both parties. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute a single instrument.

         14.3. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         14.4. Rules of Interpretation. The term "including" means "including, without limitation" unless the context clearly states otherwise. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive. All references in this Agreement to Articles, Sections and Exhibits, unless expressed or indicated otherwise, are to the Articles, Sections and to this Agreement. Words importing the singular include the plural and vice versa. Words of the masculine gender are deemed to include the correlative words of the feminine and neuter genders. All references to a number of days mean calendar days, unless expressly indicated otherwise. All references to dollars, Dollars, U.S. Dollars or $ means the lawful currency of the United States. The recitals to this Agreement are deemed to be a part of this Agreement. A Change Order may only amend an Exhibit or this Agreement by express reference to the term or condition of the Exhibit or this Agreement that is to be amended. All reference herein to this "Agreement" shall include the Exhibits attached to this Agreement. The Exhibits are deemed to be a part of this Agreement and are incorporated by reference herein. In each case in which a party's approval is expressly required under this Agreement, such party shall not unreasonably withhold, condition or delay such approval unless the Agreement expressly states otherwise and any such approval may be verbal unless specifically required to be in writing. The Article, Section and Exhibit headings are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

         14.5. Legal Fees and Costs. If any action or proceeding relating to or arising out of this Agreement and the activities contemplated by this Agreement or the enforcement of any provision of this Agreement is brought against any party thereto, the substantially prevailing party shall be entitled to recover from the non-substantially prevailing party reasonable attorneys' fees, costs and disbursements in addition to any other relief to which the substantially prevailing party may be entitled and if any appeal is taken from such decision, reasonable attorney fees and costs as determined on appeal.

         14.6. Assignment. This Agreement shall be binding on the parties and their respective successors and permitted assigns. Neither party may, nor shall either party have the power to, assign this Agreement or any of its rights and obligations under this Agreement without the prior written approval of the other party, except that either party may assign its rights and obligations under this Agreement, in whole or in part, without the approval of the other party (i) to an Affiliate of such party or (ii) to any successor in a merger or acquisition of such party, or an entity that acquires all or substantially all of the assets of such party. In no event will any assignment relieve the assigning party of its obligations under this Agreement and in the event of any assignment permitted hereunder, the assignee shall agree in writing to be bound by this

Services Agreement                                                     Page 31

Agreement. Any attempted assignment, delegation, or subcontracting in contravention of this Section 14.6 shall be void and ineffective.

         14.7. Survival. The rights and obligations of the parties arising prior to the end of the Term of this Agreement or arising prior to any termination or expiration of this Agreement, the rights and obligations of the parties that by their terms extend beyond the Term or any such termination or expiration of this Agreement and any provisions which by their very nature extend beyond the Term or any such termination or expiration of this Agreement to fully effectuate the agreement of the parties (including Articles 1, 4, 6, 7, 8, 12, 13 and 14) shall survive the end of the Term and any such termination or expiration of this Agreement.

         14.8. Required Approvals. Each party shall obtain all necessary licenses, permits and approvals of this Agreement required by any governmental agency, at its sole cost and expense.

         14.9. Waiver. The failure of either party to insist upon the strict and punctual performance of any provision hereof shall not constitute a waiver of, or estoppel against asserting the right to require such performance, nor should a waiver or estoppel in one case constitute a waiver or estoppel with respect to a later breach whether of a similar nature or otherwise.

         14.10. Unenforceable Terms. In the event any term or provision of this Agreement shall for any reason be declared or held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, each party shall agree that (i) such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement and (ii) such term or provision shall be (1) reformed to the extent necessary to render such term or provision valid and enforceable and to reflect the intent of the parties to the maximum extent possible under applicable Law or (2) interpreted and construed as if such term or provision, to the extent unenforceable, had never been contained herein.

         14.11. Governing Law and Submission to Jurisdiction. ALL RIGHTS AND OBLIGATIONS OF THE PARTIES RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE-OF-LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

         14.12. Notices. All notices, requests, demands and other communications given or made in accordance with the provisions of Articles 11 and 12 and this Section 14.12 shall be deemed to have been given (i) three (3) days after mailing when mailed (by registered or certified mail, postage prepaid, only), (ii) on the date sent when made by facsimile transmission with confirmation of receipt (with hard copy to follow by registered or certified mail, postage prepaid, only), (iii) on the date when emailed upon the successful completion of the email and (iv) on the date received when delivered in person or by courier, to the address set forth below or such other place or places as such party may from time to time designate in writing. Either party

Services Agreement                                                     Page 32
may alter its address set forth below by notice in writing to the other party in accordance with this Section 14.12.

         If to Provider:        Leverage G&A Resources, LLC
                                5010 Riverside Drive, Suite 300
                                Irving, TX 75039
                                Attention: Dan Norman
                                Telephone: (972) 915-1245
                                Facsimile: (972) 915-1299
                                Email: dnorman@g2securestaff.com

         With a copy to:        Robert Q. Stanton, Esq.
                                Robert Q. Stanton, P.C.
                                3811 Turtle Creek Blvd., Suite 600
                                Dallas, Texas 75219
                                Telephone: (214) 458-5677
                                Facsimile: 1-800-492-1966
                                Email: bob@rqslaw.com

         If to Client:          Huntleigh USA Corporation
                                10332 Old Olive Street Road
                                St Louis Missouri 63141-5922
                                Attention: Richard Sporn
                                Telephone: (314) 753-5008
                                Facsimile: (314) 447-5150
                                Email: rsporn@huntleighusa.com

         With a copy to:        David W. Sass, Esq.
                                McLaughlin & Stern, LLP
                                260 Madison Avenue, 18th Floor
                                New York, New York 10016
                                Telephone: (212) 448-6215
                                Facsimile: (212) 448-6277
                                Email: DSASS@mclaughlinstern.com

         14.13. No Third Party Beneficiary Status. Except as expressly provided herein, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other party.

         14.14. Roll to Business Day. If any notification, communication or other action is required or permitted to be given or taken within a certain period of time and the last date for doing so falls on a day that is not a Business Day, then the last day for such notification, communication or other action shall be extended to the first day thereafter that is a Business Day.

Services Agreement                                                     Page 33

         14.15. Publicity. Subject to Article 7 and except for announcements intended solely for internal distribution, or releases to meet regulatory or legal requirements, there shall be no media releases, public announcements or any other public disclosures by either party relating to this Agreement or to the subject matter of this Agreement.

         14.16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument even if all parties are not signatories to each counterpart. If a party to this Agreement signs the signature page and faxes (or scans and emails) the signature page to the other party, then such signature page shall be deemed an original signature page to this Agreement and shall constitute the execution and delivery of this Agreement by the sending party unless otherwise noted by the sending party at the time of sending. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

                           (Signature Page Follows)

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

      IN WITNESS WHEREOF, each of the parties hereto, by its duly authorized representative, has hereby executed this Agreement as of the day and year first above written.


LEVERAGE G&A RESOURCES, LLC                 HUNTLEIGH USA CORPORATION
---------------------------                 -------------------------

By: /s/Dan Norman                           By: /s/Richard Sporn
    -----------------------------               -----------------------------

Name:  Dan Norman                           Name: Richard Sporn

Title:  Authorized Representative           Title:  President

Services Agreement                                             Signataure Page